August 7, 2014

Sequential Brands Group Announces Second Quarter 2014 Results

•	Q2 Revenue of $7.0 million vs. $4.3 million in the prior year quarter

•	Q2 Adjusted EBITDA of $3.7 million vs. $2.5 million in the prior year quarter

•	Year-to-date revenue of $13.3 million vs. $6.0 million in the prior year period

•	Year-to-date Adjusted EBITDA of $6.8 million vs. $1.3 million in the prior year period

•	Trailing 12-month revenue of $29.9 million and Adjusted EBITDA of $17.8 million

•	Forward looking twelve month revenue run rate expected to increase from range of $28 - $30 million to approximately $56 - $60 million after Galaxy acquisition closes

NEW YORK, August 7, 2014 (GLOBE NEWSWIRE) -- Sequential Brands Group, Inc. (Nasdaq: SQBG) ("Sequential" or the "Company") today announced financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Results:

Total revenue for the second quarter ended June 30, 2014 increased to approximately $7.0 million, compared to approximately $4.3 million in the prior year quarter. Adjusted EBITDA for the second quarter was approximately $3.7 million, compared to approximately $2.5 million in the prior year quarter. On a non-GAAP basis, net income for the quarter was approximately $1.1 million, or $0.04 per share, compared to approximately $0.8 million, or $0.05 per share, in the prior year quarter. On a GAAP basis, net loss for the quarter was approximately ($0.6) million, or ($0.02) per share, compared to net income of approximately $0.7 million, or $0.04 per share, in the prior year quarter.

Yehuda Shmidman, Sequential's Chief Executive Officer, commented, “We are pleased with our strong second quarter results that were driven by substantial increases in both revenue and Adjusted EBITDA versus last year. Our performance over the first half of the year demonstrates the power of our business model and our ability to continue growing both organically and through acquisitions. We believe we are still in the very beginning stages of our evolution and are very excited about our position going forward. The pending acquisition of Galaxy Brands is expected to nearly double the scale of our brand portfolio and further diversifies our license and distribution platform. All told, we are well positioned to continue executing against our growth targets and achieving our three-year goal of $100 million in annual revenue and $70 million in annual adjusted EBITDA.”

Year-to-Date 2014 Results:

Total revenue for the six months ended June 30, 2014 increased to approximately $13.3 million, compared to approximately $6.0 million in the prior year period. Adjusted EBITDA for the six months ended June 30, 2014 was approximately $6.8 million, compared to approximately $1.3 million in the prior year period. On a non-GAAP basis, net income for the six months ended June 30, 2014 was approximately $1.9 million, or $0.07 per share, compared to a net loss of approximately ($0.6) million, or ($0.05) per share, for the prior year period. On a GAAP basis, net income for the six months ended June 30, 2014 was approximately $0.1 million, or $0.01 per share, compared to net loss of approximately ($20.8) million, or ($1.76) per share, for the prior year period.

Financial Update:

For the existing portfolio of brands, the Company projects revenue of $28 - $30 million and an Adjusted EBITDA margin of approximately 55% for the year ending December 31, 2014.

On June 25, 2014, the Company announced that it signed a definitive agreement to acquire Galaxy Brand Holdings, Inc. ("Galaxy") for $100 million in cash, 13.75 million shares of common stock of the Company, and certain performance-based warrants. In the transaction, Sequential will acquire four well-known consumer brands that include the fitness brand Avia®, basketball brand AND1®, outdoor brand Nevados® and home goods brand Linens 'N Things®. The acquisition is expected to close before the end of 2014.

Including the Galaxy acquisition, the Company projects forward 12-month revenues of $56 - $60 million and Adjusted EBITDA of $36 - $40 million from the total brand portfolio of 12 brands on a combined basis post-closing.

Investor Conference and Webcast:

Management will provide further commentary on the Company's financial results via a conference call beginning at approximately 10:00am EST today. To join the conference call, please dial 973-200-3090 or visit the investor relations page on the Company's website at www.sequentialbrandsgroup.com.

Non-GAAP Financial Measures:

This press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to their nearest comparable GAAP measure is included in the tables following this press release. As described more fully below, we believe the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating our financial condition and results of operations. The non-GAAP financial measures disclosed should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq: SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently includes Ellen Tracy®, William Rast®, Revo®, Caribbean Joe®, Heelys®, DVS®, The Franklin Mint® and People's Liberation®. In addition, on June 24, 2014, the Company entered into a definitive agreement with Galaxy Brand Holdings, Inc. to acquire the Avia®, AND1®, Linens 'N Things® and Nevados® brands, pending the closing of the transaction later in the year. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information, please visit Sequential's corporate website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements ("forward-looking statements") within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Our actual results could differ materially from those stated or implied in forward looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions and other statements that are not historical in nature, including those that include the words "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," “forecasts,” “projects,” “aims,” “targets,” "may," "will," "should," "can," the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company's current views with respect to future events, based on what the Company believes are reasonable assumptions. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in the reports that the Company has filed with the Securities and Exchange Commission (the “SEC”); general economic, market, or business conditions; changes in the Company’s competitive position or competitive actions by other companies; the Company’s ability to maintain strong relationships with its licensees; the Company’s ability to retain key personnel; the Company’s ability to achieve and/or manage growth and to meet target metrics associated with such growth; the Company’s ability to successfully attract new brands; the Company’s ability to identify suitable targets for acquisitions; the Company’s ability to obtain financing for the acquisitions on commercially reasonable terms; the Company’s ability to integrate successfully the new acquisitions into its ongoing business; and the ability to achieve the anticipated results of these and other potential acquisitions; the Company’s ability to comply with government regulations; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond the Company’s control. Refer to section entitled "Risk Factors" set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of important risks, uncertainties and other factors that may affect our business, results of operations and financial condition. The Company's stockholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Income Statements:

(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Revenue	$7,003	$4,347	$13,265	$5,976
Operating expenses	6,436	2,294	10,186	7,659
Income (loss) from operations	567	2,053	3,079	(1,683)
Other income	0	106	2	106
Interest expense, net	1,231	1,336	2,501	12,953
(Loss) income before income taxes	(664)	823	580	(14,530)
(Benefit) provision for income taxes	(149)	0	248	2,264
(Loss) income from continuing operations	(515)	823	332	(16,794)
Loss from discontinued operations:
Loss from discontinued operations of wholesale business, net of tax	0	(102)	0	(3,966)
Loss from discontinued operations, net of tax	0	(102)	0	(3,966)
Consolidated net (loss) income	(515)	721	332	(20,760)
Noncontrolling interest:
Net income attributable to noncontrolling interest	(92)	(28)	(197)	(54)
Net (loss) income attributable to Sequential Brands Group, Inc. and Subsidiaries	$(607)	$693	$135	$(20,814)

Basic earnings (loss) per share:
Continuing operations	$(0.02)	$0.05	$0.01	$(1.43)
Discontinued operations	-	(0.01)	-	(0.34)
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.02)	$0.04	$0.01	$(1.76)
Basic weighted average common shares outstanding	25,120	16,317	24,912	11,818

Diluted earnings (loss) per share:
Continuing operations	$(0.02)	$0.05	$0.01	$(1.43)
Discontinued operations	-	(0.01)	-	(0.34)
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.02)	$0.04	$0.01	$(1.76)
Diluted weighted average common shares outstanding	25,120	17,625	26,630	11,818

Select Balance Sheet Items:

(in thousands)	(Unaudited)
	Jun. 30, 2014	Dec. 31, 2013

Total Assets	$146,439	$153,605
Total Liabilities	$66,711	$72,436
Total Stockholders’ Equity	$79,728	$81,169

Non-GAAP Financial Measure Reconciliation

(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

GAAP net (loss) income	$(607)	$693	$135	$(20,814)

Adjustments:
Loss from discontinued operations (a)	0	102	0	3,966
Deal costs (b)	1,788	13	1,842	2,370
Non-cash income tax related to the amortization of intangibles (c)	0	0	0	2,264
Non-cash interest related to beneficial conversion feature (d)	0	0	0	11,614
Non-cash mark-to-market restricted stock expense (e)	297	0	361	0
Brand Matter LLC purchase price adjustment (f)	550	0	550	0
Tax effect of above items	(909)	0	(950)	0
Total non-GAAP adjustments	1,726	115	1,803	20,214

Non-GAAP net income (loss) (1)	$1,119	$808	$1,938	$(600)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
DILUTED EPS:	2014	2013	2014	2013

GAAP (loss) earnings per share	$(0.02)	$0.04	$0.01	$(1.76)

Adjustments:
Loss from discontinued operations (a)	$-	0.01	$-	0.34
Deal costs (b)	$0.07	-	$0.07	0.20
Non-cash income tax related to the amortization of intangibles (c)	$-	-	$-	0.19
Non-cash interest related to beneficial conversion feature (d)	$-	-	$-	0.98
Non-cash mark-to-market restricted stock expense (e)	$0.01	-	$0.01	-
Brand Matter LLC purchase price adjustment (f)	$0.02	-	$0.02	-
Tax effect of above items	$(0.04)	-	$(0.04)	-
Total non-GAAP adjustments	$0.06	$0.01	$0.06	$1.71

Non-GAAP earnings (loss) per share (1)	$0.04	$0.05	$0.07	$(0.05)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP net (loss) income	$(607)	$693	$135	$(20,814)

Adjustments:
Interest expense, net	1,231	1,336	2,501	12,953
Depreciation and amortization	225	147	430	223
Taxes	(150)	0	248	2,264
Deal costs (b)	1,788	13	1,842	2,370
Brand Matter LLC purchase price adjustment (f)	550	0	550	0
Discontinued operations	0	102	0	3,966
Non-cash compensation	662	193	1,125	364
	4,306	1,791	6,696	22,140
Adjusted EBITDA (2)	$3,699	$2,484	$6,831	$1,326

(1)	Non-GAAP net income / (loss) and non-GAAP earnings / (loss) per share are non-GAAP financial measures which represent net income / (loss) excluding discontinued operations, deal costs, non-cash interest and taxes, mark-to-market adjustments to non-cash stock-based compensation provided to consultants and Brand Matter LLC purchase price adjustment. Management uses this information to measure performance over time on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. Management believes that these non-GAAP measures provide investors with information regarding the underlying performance of the Company's core business operating results on a cash basis. Amounts may not foot due to rounding.
(2)	Adjusted EBITDA is defined as net income / (loss), excluding interest income or expense, income taxes, depreciation and amortization, and excluding discontinued operations, deal costs, non-cash compensation and Brand Matter LLC purchase price adjustment. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures.

(a)	Represents the wind down of legacy wholesale and retail businesses.

(b)	Represents 2014 deal related costs related to the AND1, Avia, Nevados and Linens 'N Things transaction and the 2013 acquisitions of Heelys, Ellen Tracy and Caribbean Joe.

(c)	Represents the non-cash deferred tax liability the Company recognizes as it amortizes certain trademarks for tax, but not book purposes.

(d)	Represents one-time non-cash interest charges related to the conversion of the Tengram convertible notes to equity.

(e)	Represents the mark-to-market adjustments to non-cash stock-based compensation provided to consultants.

(f)	Represents the estimated settlement and legal costs related to a pre-acquisition litigation matter in which Brand Matter LLC was named as an affiliate.

Non-GAAP Financial Measure Reconciliation - Project 12 month post closing

(in thousands, except earnings per share projections)

	(Unaudited)
	Projected Next Twelve Months Post Closing (a)
	High	Low

GAAP net income	$10,140	$7,640

Adjustments:
Cash interest expense, net	11,498	11,498
Non-cash interest expense	872	872
Write-off of deferred financing costs and debt discount	1,615	1,615
Depreciation and amortization	1,700	1,700
Taxes	6,084	4,584
Estimated deal costs and other (b)	6,591	6,591
Non-cash compensation	1,500	1,500
	29,859	28,359
Adjusted EBITDA (1)	$40,000	$36,000

	(Unaudited)
	Projected Next Twelve Months Post Closing (a)
	High	Low

GAAP net income	$10,140	$7,640

Adjustments:
Estimated deal costs and other (b)	6,591	6,591
Write-off of deferred financing costs and debt discount	1,615	1,615
Tax effect of above items	(3,077)	(3,077)
Total non-GAAP adjustments	5,128	5,128

Non-GAAP net income (2)	$15,269	$12,769

	(Unaudited)
	Projected Next Twelve Months Post Closing (a)

DILUTED EPS:	High	Low

GAAP earnings per share	$0.25	$0.19

Adjustments:
Estimated deal costs and other (b)	$0.16	$0.16
Write-off of deferred financing costs and debt discount	$0.04	$0.04
Tax effect of above items	$(0.08)	$(0.08)
Total non-GAAP adjustments	$0.13	$0.13

Non-GAAP earnings per share (2)	$0.38	$0.32

(1)	Adjusted EBITDA is defined as net income, excluding interest income or expense, income taxes, depreciation and amortization, and excluding estimated deal costs and other related costs, write-off of deferred financing costs and non-cash compensation. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures. Amounts may not foot due to rounding.

(2)	Non-GAAP net income and non-GAAP net income per share are non-GAAP financial measures which represent net income excluding estimated deal costs and other related costs and write-off of deferred financing costs. Management uses this information to measure performance over time on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. Management believes that these non-GAAP measures provide investors with information regarding the underlying performance of the Company's core business operating results on a cash basis. Amounts may not foot due to rounding.

(a)	Projected next twelve months for after the Galaxy transaction closes. The Galaxy transaction is expected to close before the end of 2014. Because of the uncertainty of the closing date of the acquisition, the Company cannot estimate the financial impact on the current year.

(b)	Represents deal and other one-time costs related to the Company's acquisition transactions primarily related to legal, advisory and accounting that are not representative of the Company's day-to-day licensing business.

CONTACT:

Sequential Brands Group, Inc.

Gary Klein, Chief Financial Officer

646-564-2577

gklein@sbg-ny.com

ICR

Rachel Schacter/John Rouleau

203-682-8200

Rachel.schacter@icrinc.com